Exhibit 99.1

May 5, 2022

Dr. James Kao

  Chairman of the Board, RBB

Mr. David Morris

Interim CEO, RBB

Gentlemen,

This is to formally resign as a Director from the Board of RBB effective immediately.

I was a member of the Directors Loan Committee, CRA Committee, IT Committee and ALCO Committee.

It was my private decision to resign from the Board.

  Regards,

/s/ A. Lau

Alfonso Lau